SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CENTRUE FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
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(1)	Title of each class of securities to which transaction applies: NA

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☐ Fee paid previously with preliminary materials.

☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: NA
(2)	Form, Schedule or Registration Statement No.: NA
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(4)	Date Filed: NA

Notes:

March 24, 2008

Dear Fellow Stockholder:

          You are cordially invited to attend Centrue Financial Corporation’s annual meeting of stockholders at the Hilton Chicago O’Hare Airport, O’Hare International Airport, Chicago, Illinois, on Wednesday, April 23, 2008, at 9:00 a.m. local time.

          Your board of directors has nominated three persons to serve as Class I directors on the board of directors. Their names appear in the enclosed proxy materials. All three of the nominees are incumbent directors. The board of directors recommends that you vote your shares for each of the nominees.

          You are welcome to attend the meeting in person. Because it is important that your shares be represented at the meeting, please sign and return the enclosed proxy, whether or not you plan to attend the meeting. This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

          A copy of our annual report to stockholders for 2007 is also enclosed. Thank you for your attention to this important matter.

Very truly yours,

Thomas A. Daiber
President and
Chief Executive Officer

122 W. Madison Street    •    Ottawa Illinois    •    815-431-2720

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 23, 2008

TO HOLDERS OF COMMON STOCK:

          The annual meeting of stockholders of Centrue Financial Corporation, a Delaware corporation, will be held at the Hilton Chicago O’Hare Airport, O’Hare International Airport, Chicago, Illinois, on Wednesday, April 23, 2008, at 9:00 a.m. local time, for the purpose of considering and voting upon the following matters:

1.	To elect three Class I directors.

2.	To take action with respect to any other matters that may be properly brought before the meeting and that might be considered by the stockholders of a Delaware corporation at their annual meeting.

          We are not aware of any other business to come before the meeting. Only those stockholders of record as of the close of business on February 25, 2008, shall be entitled to notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

By Order of the Board of Directors

Thomas A. Daiber
President and
Chief Executive Officer
Ottawa, Illinois
March 24, 2008

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT TO ENSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. YOU ARE WELCOME TO ATTEND THE MEETING, AND IF YOU DO YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. IF YOU LATER FIND THAT YOU MAY BE PRESENT AT THE MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME PRIOR TO ITS EXERCISE. STOCKHOLDERS HOLDING SHARES IN BROKERAGE ACCOUNTS (“STREET NAME” HOLDERS) WHO WISH TO VOTE AT THE MEETING WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS THEIR SHARES.

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PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Centrue Financial Corporation of proxies to be voted at the annual meeting of stockholders to be held at the Hilton Chicago O’Hare Airport, O’Hare International Airport, Chicago, Illinois, on Wednesday, April 23, 2008, at 9:00 a.m., local time, or at any adjournments or postponements of the meeting.

Centrue Financial Corporation, a Delaware corporation, is a regional financial services company based in Ottawa, Illinois which has one bank subsidiary. Our offices serve a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central and Northern Illinois down to the metropolitan St. Louis area.

This proxy statement and the accompanying notice of meeting and proxy are first being mailed to holders of shares of our common stock, par value $1.00 per share, on or about March 24, 2008 to stockholders of record as of February 25, 2008. We are required to file an annual report, called a Form 10-K, with the SEC. A copy of Form 10-K for the fiscal year ended December 31, 2007 is enclosed for your reference.

Voting Rights and Proxy Information

The board of directors has fixed the close of business on February 25, 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. Our transfer books will not be closed between the record date and the date of the annual meeting. The board of directors hopes that all stockholders can be represented at the annual meeting. Whether or not you expect to be present, please sign and return your proxy in the enclosed self-addressed, stamped envelope. Stockholders giving proxies retain the right to revoke them at any time before they are voted by written notice of revocation to the secretary of Centrue Financial Corporation and stockholders present at the meeting may revoke their proxy and vote in person.

The shares represented by each valid proxy received in time will be voted at the annual meeting and, if a choice is specified on the proxy, it will be voted in accordance with that specification. If no instructions are specified in a signed proxy returned to the company, the shares represented thereby will be voted in FAVOR of the election of the directors listed in the enclosed proxy. If any other matters are properly presented at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have the authority to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is adjourned or postponed, a proxy will remain valid and may be voted at the adjourned or postponed meeting. As of the date of printing of this proxy statement, we do not know of any other matters that are to be presented at the annual meeting other than the election of three Class I directors.

Stockholders giving proxies retain the right to revoke them at any time before they are voted by written notice of revocation to the secretary of Centrue Financial Corporation or by a later executed proxy. Attendance at the annual meeting will not automatically revoke a proxy, but a stockholder attending the annual meeting may request a ballot and vote in person, thereby revoking a prior granted proxy.

On February 25, 2008, we had 6,054,346 issued and outstanding shares of common stock. For the election of directors, and for all other matters to be voted upon at the annual meeting, each share of common stock is entitled to one vote. A majority of the outstanding shares of the common stock must be present in person or represented by proxy to constitute a quorum for purposes of the annual meeting. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will be counted for purposes of determining a quorum but will not count toward the determination of whether such matters are approved or directors are elected. Directors will be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote. In all other matters, the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter shall be required to constitute stockholder approval. Abstentions will be treated as votes against a proposal and broker non-votes will have no effect on the vote.

I. ELECTION OF DIRECTORS

We have a staggered board of directors, divided into three classes. One class is elected annually to serve for three years. At the annual meeting, our stockholders will be entitled to elect three Class I directors for terms of three years or until their successors are elected and qualified. Each of the nominees for election as Class I directors are incumbent directors. Our board of directors has reviewed the independence of the nominees for election to the board and the independence of the incumbent directors in accordance with the standards of the Nasdaq Stock Market. In accordance with such review, the board of directors has determined that each of Messrs. Berry, Breipohl, Ganim, Griffith, Hejna, McDonnell, Shinkle, Smith and Sullivan are independent under those standards.

The proxy provides instructions for voting for all director nominees or for withholding authority to vote for one or more director nominees. Unless instructed to the contrary, the persons acting under the proxy which we are soliciting will vote for the nominees listed below. In the event, however, that any nominee shall be unable to serve, which is not now contemplated, the proxy holders reserve the right to vote at the annual meeting for a substitute nominee.

Information About Directors and Nominees

Set forth below is information, current as of February 25, 2008, concerning the nominees for election and for the other directors whose terms of office will continue after the meeting, including the age, year first elected a director and business experience of each during the previous five years. Unless otherwise indicated, each person has held the positions shown for at least five years. The three nominees, if elected at the annual meeting, will serve as Class I directors for three-year terms, expiring in 2011. We recommend that you vote your shares FOR all three nominees.

NOMINEES

Name (Age)	Director Since	Position with Centrue Financial Corporation and Principal Occupation

Class I (term expires 2011)

Richard J. Berry (Age 55)	1985	Director of Centrue Financial Corporation and Centrue Bank; Attorney, Myers, Berry, O’Conor & Kuzma, Ltd.

Walter E. Breipohl (Age 54)	1993	Director of Centrue Financial Corporation and Centrue Bank; Broker/Owner, Kaszynski-Breipohl Realtors

Randall E. Ganim (Age 54)	2006	Director of Centrue Financial Corporation and Centrue Bank; founder and President of Ganim, Meder, Childers & Hoering, P.C.

2.

CONTINUING DIRECTORS

Name (Age)	Director Since	Position with Centrue Financial Corporation and Principal Occupation

Class II (term expires 2009)

Michael A. Griffith (Age 49)	2006

Director of Centrue Financial Corporation and Centrue Bank (post-merger since November 2006 and pre-merger since 2002); founder and Chief Executive Officer of Aptuit, Inc. (2004-present); Chairman and Chief Executive Officer of ChiRex Inc. (1998-2000)

Michael J. Hejna (Age 54)	2006	Director of Centrue Financial Corporation and Centrue Bank (post-merger since November 2006 and pre-merger since 2003); President and Chief Executive Officer of Gundaker Commercial Group, Inc.

John A. Shinkle (Age 56)	1997	Director of Centrue Financial Corporation; Senior Vice President, Stifel Nicolaus & Company, Inc. (2006-present); Executive Vice President and Director, Synovus Securities, Inc. (1986-2006)

Class III (term expires 2010)

Thomas A. Daiber (Age 50)	2006

Director, President and Chief Executive Officer of Centrue Financial Corporation and Centrue Bank (post-merger since November 2006 and pre-merger since October 2003); Chairman, President and Chief Executive Officer of Aviston Financial Corporation and Chairman and Chief Executive Officer of the State Bank of Aviston (2002-2003); Chief Financial Officer of Allegiant Bancorp, Inc. (1999-2003)

Dennis J. McDonnell (Age 65)	2000

Director and Chairman of the Board of Centrue Financial Corporation; Director and Chairman of the Board of Centrue Bank since November 2006; Chairman, McDonnell Investment Management, LLC (2001-present)

Mark L. Smith (Age 58)	2006

Director of Centrue Financial Corporation and Centrue Bank (post-merger since November 2006 and pre-merger since 2001); President of Smith, Koelling, Dykstra and Ohm, P.C., managing member of Solutions for Wealth Management, LLC and North Convent, LLC.

Scott C. Sullivan (Age 53)	1996	Director of Centrue Financial Corporation; Director of Centrue Bank since November 2006; Attorney, Williams McCarthy LLP

All of our directors will hold office for the terms indicated, or until their respective successors are duly elected and qualified. There are no arrangements or understandings between Centrue Financial Corporation and any person pursuant to which any director has been selected. No member of the board of directors is related to any other member of the board of directors.

3.

Board Committees and Meetings

Our board of directors generally meets on a quarterly basis. The board of directors met five times during 2007. During 2007, all directors attended at least 75 percent of the meetings of the board and the committees on which they served. Our board of directors has standing executive & compensation, corporate governance & nominating and audit committees.

Executive & Compensation Committee

The members of the executive & compensation committee are Messrs. Griffith (Chair), Hejna, McDonnell and Shinkle. The committee met three times during 2007. The executive & compensation committee adopted a charter on June 16, 2005, which was revised on January 23, 2007. The executive & compensation committee charter combines the duties of both the executive committee and the compensation committee and is available on the company’s website at www.centrue.com. The performance of the CEO and all executive & compensation committee items were reviewed by the committee and recommended to the full board of directors for approval.

The executive & compensation committee is organized, and its members appointed, by the board of directors to carry out the responsibilities of the board of directors relating to the effective administration of the company’s executive compensation and benefits programs as well as the general oversight of the company’s compensation program for all company employees. The committee is comprised of four independent directors and is responsible for providing oversight to ensure that the company’s compensation incentives and benefits are competitive and are aligned with company goals so that such goals can be successfully achieved.

The executive & compensation committee does not generally delegate any matters relating to the compensation and benefits of named executive officers to any other party other than to the full board of directors. Items of daily management and decisions relating to company-wide compensation and benefits, not specifically targeting named executive officers, is delegated to company management to the extent that it does not result in decisions that may materially benefit named executive officers in comparison with the overall employee population. The company’s chief executive officer may recommend or provide information for consideration regarding the compensation and benefits of named executive officers to members of the board of directors.

In the course of determining base salaries and total compensation for our executive officers, the committee reviews data for institutions which are deemed to be the company’s peer group. In determining base salaries throughout 2007, the committee considered peer data as compiled and reported internally and by consultants including Clark Consulting. When determining the base salaries of the chief executive officer and the chief financial officer, specifically, the committee reviewed a group of ten high-performing publicly traded banks ranging in asset size from $1-2 billion. This group included: Camden National Corp, Columbia Bancorp, Horizon Bancorp, Lakeland Financial Corp, Merchants Bancshares, Royal Banchshares, SY Bancorp, Southside Bancshares, Univest Corp and West Bancorporation. These institutions were identified as “high performing” based on each having achieved a return on equity consistent with the company’s goal of being in the upper quartile of comparably sized institutions in relation to this benchmark. In an effort to benchmark against like geographic regions, no peer institutions were selected from the states of California, Florida or New York.

The executive & compensation committee also periodically reviews director compensation. This oversight may be done in conjunction with or as delegated to the corporate governance committee or the full board of directors.

Audit Committee

The audit committee is responsible for assisting the board of directors with oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of our internal accounting function and independent auditors. The audit committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, and is an “audit committee” for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The members of the audit committee are Messrs. Smith (Chair), Breipohl, Ganim and Sullivan. The committee met nine times during 2007.

4.

Corporate Governance & Nominating Committee

Our board of directors has a corporate governance & nominating committee which consists of four directors. Messrs. McDonnell (Chair), Hejna, Smith and Sullivan are the current members of this committee. The corporate governance & nominating committee identifies individuals to become board members and selects, or recommends for the board’s selection, director nominees to be presented for stockholder approval at the annual meeting of stockholders or to fill any vacancies. The corporate governance & nominating committee met once in 2007.

Our board of directors has adopted a written charter for the corporate governance & nominating committee. The charter and principles are available on the company’s website at www.centrue.com. Based upon the review described above under the section “Election of Directors”, the board of directors has determined that each of the members of our corporate governance & nominating committee is independent under the applicable standards of the Nasdaq Stock Market.

The corporate governance & nominating committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to the board of directors must send a written notice by mail, c/o corporate governance & nominating committee, Centrue Financial Corporation, 122 W. Madison, Ottawa, Illinois 61350, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the stockholder proposes to be considered as a nominee; (2) the number of shares of the common stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to stockholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the stockholder making the recommendation and the number of shares of the common stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the stockholder making the recommendation.

We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of Centrue Financial Corporation. Stockholder recommendations will be considered only if received no less than 120 days or no more than 150 days before the date of the proxy statement sent to stockholders in connection with the previous year’s annual meeting of stockholders. The corporate governance & nominating committee will consider any nominee recommended by a stockholder in accordance with the preceding paragraph under the same criteria as any other potential nominee.

The corporate governance & nominating committee seeks board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the board in performing its oversight responsibilities. The corporate governance & nominating committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the corporate governance & nominating committee and our then current needs. We do not believe there would be any difference in the manner in which the committee evaluates nominees based on whether the nominee is recommended by a stockholder or not.

Code of Ethics

The company has adopted a code of ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications we make;

•	Compliance with applicable governmental laws, rules and regulations;

5.

•	The prompt internal reporting of violations of the code to an appropriate person or persons named in the code; and

•	Accountability for adherence to the code.

The code of ethics is available on the company’s website at www.centrue.com.

Stockholder Communications with the Board and Policy for Director Attendance at Annual Meetings

Our board of directors has a process for stockholders to send communications to the board of directors, its corporate governance & nominating committee or its audit committee, including complaints regarding accounting, internal accounting controls, or auditing matters. Communications can be sent to the board of directors, its corporate governance & nominating committee or its audit committee or specific directors either by regular mail to the attention of the board of directors, its corporate governance & nominating committee, its audit committee or specific directors, at our principal executive offices at 122 W. Madison Street, Ottawa, Illinois 61350. All of these communications will be reviewed by our secretary (1) to filter out communications that our secretary deems, in his or her reasonable judgment, are not appropriate for our directors, such as spam and communications offering to buy or sell products or services, and (2) to sort and relay the remainder to the appropriate committee or directors.

We expect and encourage all of our directors and nominees for election as directors to attend the annual meeting of stockholders, absent a compelling reason. All of our directors at the time of the 2007 annual meeting of stockholders, with the exception of Mr. Griffith, attended that meeting.

Compensation of Directors

Each non-employee Centrue Financial Corporation director received an annual retainer of $10,000, and each non-employee Centrue Bank director received an annual retainer of $5,000. Additionally, the audit committee chairman received an annual retainer of $40,000. Each non-employee Centrue Financial Corporation director earned a fee of $1,750 for each board meeting attended and $750 for each committee meeting attended, and each non-employee Centrue Bank director earned $1,500 for each board meeting attended and $750 for each committee meeting attended. Non-employee directors may also receive an annual grant of options to purchase shares of common stock under the company’s 2003 Stock Option Plan. The 2003 Stock Option Plan provides for annual formula grants to each of our directors of options to purchase shares of common stock with an exercise price of not less than 100% of the then current market price of the common stock on the date of the grant. Such previously issued options were exercisable over five years. During 2007, non-employee directors were granted 5,000 in stock options.

Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Richard J. Berry	$65,000	—	$2,980	—	—	—	$67,980
Walter E. Breipohl	$74,000	—	$2,980	—	—	—	$76,980
Randall E. Ganim	$44,000	—	$2,980	—	—	—	$46,980
Michael A. Griffith	$31,000	—	$2,980	—	—	—	$33,980
Michael J. Hejna	$68,000	—	$2,980	—	—	—	$70,980
Dennis J. McDonnell	$34,250	—	$22,350	—	—	—	$56,600

6.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

John A. Shinkle	$27,750	—	$22,350	—	—	—	$60,000
Mark L. Smith	$86,250	—	$2,980	—	—	—	$89,230
Scott C. Sullivan	$38,750	—	$2,980	—	—	—	$41,730

(1)

Includes deferrals of director fees earned in 2007 pursuant to the Centrue Financial Corporation Non-Employee Directors’ Deferred Compensation Plan, which became effective January 1, 2007. The Plan allows participants to defer up to 100% of director fees earned. Participant deferrals are invested in a phantom account representing units of Centrue Financial Corporation common stock. As of December 31, 2007, participants in the Plan held the following shares in their accounts: Mr. Ganim – 2,293 shares; Mr. Griffith – 1,315 shares; Mr. Hejna – 3,544 shares; Mr. Smith – 2,255 shares; and Mr. Sullivan – 2,028 shares. Also includes fees related to bank committees including the Credit Committee, Asset Management Group Investment Committee and Trust Administrative Committee.

(2)

Stock option values are based on the Black-Scholes model assuming a five-year option life. Stock option awards for Messrs. McDonnell and Shinkle reflect immediate vesting based on the achievement of the option plan’s retirement provisions. The grant date market values of the option awards listed in the table above were as follows for the following directors: Mr. Berry - $96,350; Mr. Breipohl - $96,350; Mr. Ganim - $96,350; Mr. Griffith - $96,350; Mr. Hejna - $96,350; Mr. McDonnell - $96,350; Mr. Shinkle - $96,350; Mr. Smith - $96,350 and Mr. Sullivan - $96,350. As of December 31, 2007, the following directors listed in the table above have the following number of option awards outstanding: Mr. Berry - 26,500; Mr. Breipohl - 26,500; Mr. Ganim - 11,000; Mr. Griffith - 59,000; Mr. Hejna -23,000; Mr. McDonnell - 12,500; Mr. Shinkle - 26,500; Mr. Smith - 29,000 and Mr. Sullivan - 26,500.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at February 25, 2008, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table which can be found later in this proxy statement, and by all of our directors and executive officers as a group.

The following table is based on information supplied to us by the directors, officers and stockholders described above. The company has determined beneficial ownership in accordance with the rules of the SEC. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of February 25, 2008 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 6,054,346 shares outstanding as of February 25, 2008. Unless otherwise indicated, the address for each person listed below is 122 W. Madison Street, Ottawa, Illinois 61350.

7.

Name of Individual or Number of Individuals in Group	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class

5% Stockholders

Wayne W. Whalen 333 W. Wacker Drive, Suite 2100 Chicago, Illinois 60606	871,902	(3)	14.20%

Jeffrey L. Gendell 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830	611,225	(4)	10.10%

Private Capital Management, Inc. 8889 Pelican Bay Blvd., Suite 500 Naples, Florida 34108	311,736		5.15%

Directors and Nominees

Richard J. Berry	45,411	(5)	*
Walter E. Breipohl	42,829		*
Thomas A. Daiber	109,192	(6)	1.79%
Randall E. Ganim	19,077	(7)	*
Michael A. Griffith	87,977	(8)	1.44%
Michael J. Hejna	45,078	(9)	*
Dennis J. McDonnell	677,009	(10)	11.01%
John A. Shinkle	32,999	(11)	*
Mark L. Smith	43,404	(12)	*
Scott C. Sullivan	36,468	(13)	*

Other Named Executive Officers

Donald M. Davis	16,072	(14)	*
Steven E. Flahaven	9,935	(15)	*
Everett J. Solon	65,154	(16)	1.07%
Kurt R. Stevenson	23,357	(17)	*

All directors and all executive officers as a group (22 persons)	1,310,078	(18)	20.25%

* Indicates less than one percent.

(1)

The information contained in this column is based upon information furnished to us by the persons named above and the members of the designated group. Amounts reported include shares held directly as well as shares which are held in retirement accounts and shares held by members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective individual may be deemed to have sole or shared voting and/or investment power. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

(2)

Amounts shown include shares obtainable as of February 25, 2008 (or obtainable within 60 days of February 25, 2008) through the exercise of options to purchase shares of common stock granted under the company’s stock option plans as follows: Mr. Berry – 20,500 shares; Mr. Breipohl – 20,500 shares; Mr. Daiber – 58.900 shares; Mr. Ganim – 7,000 shares; Mr. Griffith – 55,000; Mr. Hejna – 19,000; Mr. McDonnell – 8,500 shares; Mr. Shinkle – 20,500; Mr. Smith – 25,000 shares; Mr. Sullivan – 20,500 shares; Mr. Davis – 10,000 shares; Mr. Flahaven – 1,000; Mr. Solon – 19,807 shares and Mr. Stevenson – 15,262 shares. Option holders have the sole power to exercise their respective options and would also be entitled to exercise sole voting and investment power over the shares issued upon the exercise of such options.

8.

(3)

Includes shares held by Mr. Whalen’s wife, Paula Wolff, Mr. Whalen’s children, the WPW Family Foundation and WPW Associates, L.P., a family limited partnership, with shared voting and investment power over such shares. The amount above also includes approximately 86,021 shares which are issuable upon the conversion of 1,381 shares of Centrue Financial Corporation convertible preferred stock held by Mr. Whalen.

(4)	Includes shares held with affiliates, Tontine Financial Partners, L.P. and Tontine Management, L.L.C.

(5)	Includes 11,100 shares held in trusts for which Mr. Berry is a co-trustee, over which shares Mr. Berry has shared voting and investment power.

(6)

Includes 16,968 shares held jointly by Mr. Daiber and his spouse and 1,440 shares held in an individual retirement account for the benefit of his spouse, over which shares Mr. Daiber has shared voting and investment power. Also includes 4,118 shares held by Mr. Daiber in his 401(k) retirement plan.

(7)	All shares are held jointly by Mr. Ganim and his spouse.

(8)	Includes 19,777 shares held jointly by Mr. Griffith and his spouse.

(9)	Includes 5,000 shares held jointly by Mr. Hejna and his spouse.

(10)

Includes shares held jointly by Mr. McDonnell and his wife over which voting and dispositive power is shared. Also includes shares held in trust for which Mr. McDonnell is trustee. The amount above also includes approximately 86,021 shares which are issuable upon the conversion of 1,381 shares of Centrue Financial Corporation convertible preferred stock held by Mr. McDonnell. Mr. McDonnell’s address is 1515 W. 22nd Street, 11th Floor, Oak Brook, Illinois 60523.

(11)

Includes 4,220 shares held in trust for which Mr. Shinkle serves as trustee, over which Mr. Shinkle has voting and investment power. Also includes 100 shares held by Mr. Shinkle’s spouse, over which Mr. Shinkle has no voting or investment power.

(12)

Includes 480 shares held by Mr. Smith’s spouse, over which Mr. Smith has no voting or investment power. Also includes 8,816 shares held jointly by Mr. Smith and his spouse, over which he has shared voting and investment power and 3,240 shares held in a trust in which Mr. Smith serves as trustee with respect to which he has sole voting and investment power. However, he does not have any financial interest over those shares and disclaims any beneficial interest.

(13)	Includes 1,687 shares held by Mr. Sullivan’s spouse and 1,000 shares held by members of Mr. Sullivan’s family, over which shares Mr. Sullivan has shared voting and investment power.

(14)	Includes 1,072 shares held by Mr. Davis in his 401(k) retirement plan.

(15)	Includes 5,058 shares held by Mr. Flahaven in his 401(k) retirement plan and 3,877 shares in his individual retirement account.

(16)	Includes 9,695 shares held jointly by Mr. Solon with his spouse and 26,612 shares held by Mr. Solon in his 401(k) retirement plan.

(17)

Includes 425 shares held by Mr. Stevenson jointly with his spouse, over which shares Mr. Stevenson has shared voting and investment power. Also includes 6,770 shares held by Mr. Stevenson in his 401(k) retirement plan.

(18)	Footnotes (2) and (5) through (17) are incorporated herein.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2007, we are not aware that any of our directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during 2007, with the exception of Mr. Flahaven who failed to timely file two Form 4 reporting transactions in connection with purchases of company common stock, one through an individual retirement account and one through the company’s 401(k) retirement plan.

9.

Report of Executive & Compensation Committee

The executive & compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2007 with management. Based on the review and discussions, the executive & compensation committee recommended to the board of directors that the CD&A be included in the company’s annual report on Form 10-K for the year ended December 31, 2007 and the company’s 2008 proxy statement for filing with the SEC.

Respectively Submitted,
Year 2007 Executive & Compensation Committee

Michael A. Griffith, Chair
Michael J. Hejna
Dennis J. McDonnell
John A. Shinkle

Executive & Compensation Committee Interlocks

The members of the executive & compensation committee are set forth in the preceding section. There are no members of the executive & compensation committee who were officers or employees of the company, former officers of the company or its subsidiaries or had any relationship otherwise requiring disclosure here.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

The executive & compensation committee’s principal responsibilities include acting upon matters delegated to the committee by the full board and ensuring the alignment of compensation with the strategic objectives of the organization.

The executive & compensation committee recognizes that the company’s success is largely dependent on the selection, training and development of top caliber executive, managerial, and professional talent. Ongoing investment in human capital is expected to produce favorable long-term returns to our customers and shareholders by offering extensive and progressive services that provide a unique and pleasant banking experience to an ever-growing customer base. The company has positioned itself for future growth that is also dependent upon its ability to continue to improve operational efficiencies, offer comprehensive financial products and services, and enhance technological capabilities.

The committee has established an objective that the company’s executives be among the most highly qualified and talented professionals available in their respective areas of expertise, when compared to a peer group that represents competition for business and talent. The committee has also initiated a process to evaluate the company’s progress in relation to this objective.

The company believes successful compensation programs link business and compensation strategies with thought processes that address a broad array of program influences. This approach to strategy is a core value as it relates to how the company competes with other organizations while meeting the needs of its customers.

Elements of Compensation and Determination of Payments

The executive & compensation committee annually reviews and approves goals and objectives relevant to the compensation and benefits package of the chief executive officer and other executive officers of the organization. Executive officers shall, for the purposes of the committee’s oversight, include those individuals who are the annually named executive officers of the company.

In determining the compensation and benefits of our executive officers, the following factors are generally taken into consideration: the performance of the executive officers in achieving short and long-term goals; payment of compensation commensurate with the ability and expertise of the executive officers; and payment of compensation that is competitive with similar companies. The committee considers the foregoing factors, as well as others, in determining the compensation and benefits plans of our executive officers.

10.

In the course of determining base salaries and total compensation for our executive officers, the committee reviews data for institutions which are deemed to be the company’s peer group. In determining base salaries throughout 2007, the committee considered peer data as compiled and reported internally and by consultants including Clark Consulting.

The following elements include factors that will be considered when reviewing executive officer compensation and benefits: base salary, bonus, long-term incentives, officer benefits, retirement plan funding, perquisites and group insurance benefits.

The following is a general description of how each of these elements applies to our executive officers.

Base Salary – In determining the base salary of executive officers, the executive & compensation committee defines base salary as the annualized regular cash compensation of an employee, excluding bonus awards, company contributions to employee benefits plans, or other compensation not designated as salary. The executive & compensation committee considers the individual job performance of the executive officers, as well as overall corporate performance, and the average salaries as published by our peers and other third party consultants. Base salaries are generally reviewed and considered for adjustment on an annual basis, unless circumstances exist in which the executive is assuming a scope and degree of responsibilities materially greater or lesser than the executive’s present duties, or it is deemed that an adjustment is needed to meet marketplace demands.

Short-Term Incentive Compensation (Cash Bonus) – The short-term incentive compensation program is intended to sustain management’s focus on the corporation’s requirement for strategic long-range planning by encouraging attainment of the annual profitability goals. The plan is designed to attract, develop, retain and reward well-qualified management and executive staff.

Each year, the executive & compensation committee approves participants for the program and corresponding rewards tiers ranging up to 50% of base salary, commensurate with the responsibility level of each position. Eligible rewards, including those of the chief executive officer, are based on both personal goals and corporate performance. A minimum threshold must be met before any rewards are paid, and all rewards are subject to final approval by the board of directors. Personal goals are set jointly by the participant and company management and are comprised of tactical initiatives to be completed within the period that can ultimately advocate the successful completion of long-range strategic initiatives. Specific accomplishments considered in granting bonuses may include goals linked to: attainment of annual budget and key strategic accomplishments including, but not limited to, earnings per share and return on equity targets, cost savings, efficiency ratio, growth goals, asset quality, compliance, capital planning and human resources accomplishments.

Long-Term Incentive Compensation – The company’s primary long-term incentive vehicle is stock options. Inclusion in the company’s long-term incentive program is based on the recommendation of the chief executive officer and the executive & compensation committee, and is approved by the board of directors. No specific formula is used in determining the amount and frequency of long-term incentives. However, the committee considers factors such as earnings per share, return on equity and total return to shareholders and generally reserves long-term incentive grants to motivate and reward extraordinary performance that may positively impact the company’s long-term objectives. Restricted stock awards may also be utilized.

Officer Benefits – Officer benefits programs focus on two general types of officer benefits: nonqualified retirement benefits and officer life insurance.

On January 1, 2008, the Centrue Financial Corporation Executive Deferred Compensation Plan took effect. Participants may defer up to 50% of salary and up to 100% of bonus (beginning with bonuses earned in 2008). The plan is available to members of the senior management team and other select individuals deemed to meet the criteria of a “top hat” plan participants. Participant deferrals will be invested in a phantom account representing units of Centrue Financial Corporation common stock. The company match, and any discretionary employer contributions, will be credited quarterly to a general corporate brokerage account and invested per the participant’s direction into one or more of the following: Centrue Financial Corporation common stock, Vanguard Lifestyle Income, Vanguard Lifestyle Conservative Growth, Vanguard Lifestyle Moderate Growth, Vanguard Lifestyle Growth. Participants are always 100% vested in their own deferrals. Company dollars are subject to a five-year cliff vesting schedule per each year’s match (i.e. all company dollars credited in 2008 will be vested on 12/31/13). No trust will be established for the plan. However, the plan is structured to allow for a rabbi trust. Participants may elect to receive distributions upon separation of service or upon normal retirement age (65) in a lump sum, over a five-year period or over a 10-year period. Participants have the option to take a distribution upon a change of control.

11.

Several officers, not including our chief executive officer, are currently covered by a bank owned life insurance (BOLI) policy. A small group of officers with BOLI are also covered by a split dollar plan which, subject to the achievement of certain conditions, pays out a portion of death benefits to the executives’ named beneficiaries.

Retirement Benefits – The executive & compensation committee considers various benefits, including retirement benefits, in determining compensation. The primary retirement vehicle is the company’s 401(k) plan. The 401(k) plan holds a safe harbor status and allows eligible participants to defer compensation up to annual IRS limits. In 2007, all eligible participants received a safe harbor contribution equal to 3% of their total eligible compensation regardless of whether and to what extent salary deferrals were elected.

Company executives participate in retirement plan programs in a manner consistent with plan provisions covering other employees. Currently, the company does not provide executives with any supplemental executive retirement plan benefits.

Perquisites – Executive officers may have a limited number of perquisites made available to them. The main perquisites that may be offered are country club memberships, reimbursement of business expense and employment or change-in-control agreements. A detailed explanation of employment agreements is provided in the section designated as Employment Agreements and Other Arrangements.

Group Insurance Benefits – The company offers a comprehensive employee benefits package for all eligible employees which includes group health, dental, vision, life, dependent life, short and long-term disability insurance and a flexible spending account plan. Executive officers are afforded the same participation and rewards terms as all other eligible staff.

Total Rewards – The company considers compensation a single package consisting of the parts described in this statement. When viewed in this manner, the organization is positioned to: 1) establish specific goals for each form of compensation, 2) project funding requirements consistent with the company’s business strategies, and 3) administer the program with predetermined goals as a guide. Assuming strategic goals are met, the combined total rewards would be expected to be comparable to similarly sized banks within the company’s market area.

12.

Executive Compensation

The following table shows the compensation earned by the chief executive officer, chief financial officer and the three other most highly compensated executive officers in 2007.

Summary Compensation Table

.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Thomas A. Daiber	2007	$298,984	$152,500	—	$12,225	—	—	$6,750	$470,459
President & Chief Executive Officer (1)	2006	$289,712	$60,000	—	$63,793	—	—	$7,938	$421,443
Kurt R. Stevenson	2007	$162,917	$54,269	—	$7,335	—	—	$6,824	$231,345
Senior Executive Vice President & Chief Financial Officer(2)	2006	$147,687	$59,405	—	$33,900	—	—	$11,044	$204,991
Donald M. Davis Market President(3)	2007	$299,167	$75,000	—	$49,980	—	—	$30,460	$454,607
Steven E. Flahaven EVP/Head of Commercial Banking(4)	2007	$151,250	$36,596	—	$4,483	—	—	$5,365	$197,694
Everett J. Solon	2007	$145,667	$33,179	—	$4,483	—	—	$7,212	$190,541
Market President(5)	2006	$144,500	$34,680	—	$11,606	—	—	$13,381	$204,167
J. David Conterio, former	2007	$47,500	$2,740	—	—	—	—	$157,739	$207,979
EVP/Head of Wealth Management(6)	2006	$142,188	$27,075	—	—	—	—	$9,399	$178,662

(1)

Mr. Daiber’s All Other Compensation figure of $6,750 represents the dollar value of employer contributions to his 401(k) account for 2007. Mr. Daiber was granted 12,500 shares in July of 2006. Stock option values are based on the Black-Scholes model assuming a five-year option life for the full twelve months in 2007 the options were held.

(2)

Mr. Stevenson was granted 7,500 shares in July of 2006. Stock option values are based on the Black-Scholes model assuming a five-year option life for the full twelve months in 2007 the options were held. Mr. Stevenson’s All Other Compensation figure represents $6,594 of employer contributions to his 401(k) account and $230 of imputed income related to Mr. Stevenson’s split dollar bank-owned life insurance (BOLI) policy.

13.

(3)

We were not required to disclose Mr. Davis’ salary information with respect to his compensation prior to 2007. Mr. Davis was granted 50,000 stock options in association with his employment agreement in October of 2007, 20% of which were immediately vested. Stock option values are based on the Black-Scholes model assuming a five-year option life for the two full months in 2007 the options were held. Mr. Davis’ All Other Compensation figure represents $6,750 of employer contributions to his 401(k) account; $2,550 related to a dividend payment due to a timing issue with the issuance of Mr. Davis’ vested restricted stock and $21,160 of W-2 reported income related to the vested income of 1,000 restricted shares of Centrue Financial Corporation common stock.

(4)

We were not required to disclose Mr. Flahaven’s salary information with respect to his compensation prior to 2007. Mr. Flahaven was granted 5,000 stock options in association with his employment agreement in January of 2007. Stock option values are based on the Black-Scholes model assuming a five-year option life for the eleven full months in 2007 the options were held. Mr. Flahaven’s All Other Compensation figure represents $5,365 of employer contributions to his 401(k) account.

(5)

Mr. Solon was granted 5,000 stock options in association with his employment agreement in January of 2007. Stock option values are based on the Black-Scholes model assuming a five-year option life for the eleven full months in 2007 the options were held. Mr. Solon’s All Other Compensation figure represents $5,320 of employer contributions to his 401(k) account and $1,892 of imputed income related to Mr. Solon’s split dollar bank-owned life insurance (BOLI) policy.

(6)

Mr. Conterio separated from Centrue on April 30, 2007. Mr. Conterio’s All Other Compensation figure represents $142,500 in relation to his contract payment of one year of base salary, $12,605 for the payout of his paid time off bank, and $2,634 of employer contributions to his 401(k) account.

Employment Agreements and Other Arrangements

We are not a party to any employment agreements with our executive officers named in the compensation table, except for the following:

Thomas A. Daiber and Kurt R. Stevenson

The post-merger Centrue entered into employment agreements with Thomas A. Daiber and Kurt R. Stevenson on June 30, 2006. Except as described below, each agreement is substantially identical. Initially the agreements are effective for a three-year term. On the second anniversary of the agreements’ effective date, the term will be extended an additional day so that the term is always one year, unless either party gives written notice of non-renewal to the other party.

The agreement for Mr. Daiber provides for an annual base salary of not less than $290,000. Additionally, Mr. Daiber will have the opportunity to receive an annual performance bonus of up to 50% of his base salary. The agreement also provided for the award of incentive stock options to Mr. Daiber, and on July 7, 2006 Mr. Daiber was awarded options to purchase equal to 12,500 shares of Centrue stock after the merger. Mr. Daiber is entitled to not less than twenty-three days of paid time off as well as benefits at least as favorable to the benefits provided to all other employees.

The agreement for Mr. Stevenson provides for an annual base salary of not less than $170,000. Additionally, Mr. Stevenson will have the opportunity to receive an annual performance bonus of up to 30% of his base salary. The agreement also provided for the award of incentive stock options to Mr. Stevenson, and on July 7, 2006 Mr. Stevenson was awarded options to purchase equal to 7,500 shares of Centrue stock after the merger. Mr. Stevenson is entitled to not less than twenty-three days of paid time off as well as benefits at least as favorable to the benefits provided to all other employees.

The employment agreements include customary provisions prohibiting the executive from competing and other activities that would be harmful to the company. Payments under the employment agreements will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

14.

Donald M. Davis

On October 5, 2007, the company entered into an employment agreement with Donald M. Davis. Initially the agreement is effective for a four-year term. On the third anniversary of the agreement’s effective date and each anniversary thereafter, the term will be extended for one additional year, unless either party gives written notice of non-renewal to the other party.

The agreement for Mr. Davis provides for an annual base salary of not less than $325,000. Additionally, Mr. Davis will have the opportunity to receive an annual performance bonus of up to 25% of his salary in 2007 and annually thereafter based on 10% of the pretax profit of the Bank’s St. Louis, Missouri branch(es) with up to half of the bonus (i.e. 5% of the pretax profit of the Bank’s St. Louis, Missouri branch(es)) available to be paid to Mr. Davis’ direct reports for the applicable year. The agreement also provided for the award of incentive stock options to Mr. Davis, and on October 30, 2007, Mr. Davis was awarded options to purchase 50,000 shares of Centrue stock. Mr. Davis is entitled to not less than twenty-five days of paid time off as well as benefits at least as favorable to the benefits provided to all other employees.

The employment agreement includes customary provisions prohibiting the executive from competing and other activities that would be harmful to the company. Payments under the employment agreements will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

Descriptions of any potential post-termination payments are disclosed in the section titled Other Potential Post-Employment Payments.

Steven E. Flahaven and Everett J. Solon

On January 31, 2007, the company entered into employment agreements with Steven E. Flahaven and Everett J. Solon. Except as described below, each agreement is substantially identical. Initially the agreements are effective for a one-year term for Mr. Flahaven and a two-year term for Mr. Solon. On the first anniversary of the date the agreements become effective, the term may be extended for one or more additional years by resolution of the board of directors. In 2008, the Board extended each agreement for one additional year. Mr. Flahaven’s agreement was extended through January 31, 2009, while Mr. Solon’s agreement was extended through January 31, 2010.

Mr. Flahaven’s agreement specifies a minimum base salary of $160,000. He will have the opportunity to receive annual performance bonuses of up to 25% of his base salary and is entitled to not less than twenty-five days of paid time off as well as benefits at least as favorable to the benefits provided to all other employees.

Mr. Flahaven received a grant of 5,000 stock options in January 2007 to be vested over a five-year period in association with his employment contract. An additional grant of 10,000 shares was issued in February 2008 in conjunction with Mr. Flahaven’s contract renewal.

The employment agreement includes customary provisions prohibiting Mr. Flahaven from competing and other activities that would be harmful to the company. Payments under the employment agreement will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

Mr. Solon’s agreement specifies a minimum base salary of $152,000. He will have the opportunity to receive annual performance bonuses of up to 25% of his base salary and is entitled to not less than twenty-five days of paid time off as well as benefits at least as favorable to the benefits provided to all other employees.

Mr. Solon received a grant of 5,000 stock options in January 2007 to be vested over a five-year period in association with his employment contract. An additional grant of 5,000 shares was issued in February 2008 in conjunction with Mr. Solon’s contract renewal.

15.

The employment agreement includes customary provisions prohibiting Mr. Solon from competing and other activities that would be harmful to the company. Payments under the employment agreement will be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

Compensation of the Chief Executive Officer

Thomas A. Daiber

During 2007, Thomas A. Daiber served as the chief executive officer of Centrue Financial Corporation. The terms of his employment, including a base salary of $305,000, were established by the board of directors.

Mr. Daiber received no long-term incentives in 2007, as explained in detail in the Summary Compensation Table of Executive Compensation.

Mr. Daiber was eligible for participation in all company-sponsored benefits programs in 2007, including the company’s group health/dental/vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 410(k) and Profit Sharing Plan.

Mr. Daiber did not receive any compensation associated with a car allowance or country club dues.

In February of 2008, Mr. Daiber received a bonus for year 2007 performance in the amount of $152,500. This represented 50% of his then base salary, or 100% of his eligible bonus pool. Specific accomplishments considered in granting Mr. Daiber’s full bonus potential included: attainment of annual budget and key strategic accomplishments including, but not limited to, earnings per share and return on equity targets, merger-related cost savings, efficiency ratio, growth goals, asset quality, compliance, capital planning and human resources accomplishments.

The compensation and benefits package for 2007 for Mr. Daiber was approved by the company’s board of directors and was commensurate with his knowledge, skills and abilities, as supported by his professional experience and accomplishments, as well as the Board’s belief in his ability to successfully lead the organization. The executive & compensation committee has reviewed all components of the total compensation package of the chief executive officer and the other named executive officers in this proxy statement and believes them to be reasonable and not excessive.

Annually, the executive & compensation committee evaluates four primary areas of performance in determining the chief executive officer’s level of compensation. Changes to the base salary, cash bonus, long-term rewards and other benefits of the chief executive officer are based on:

•	long-range strategic planning and implementation;

•	the company’s financial performance

•	compliance with regulatory requirements and relations with regulatory agencies; and

•	the individual’s effectiveness of managing relationships with stockholders and the board of directors.

When evaluating the company’s financial performance, the executive & compensation committee considers profitability, asset growth, asset quality and risk management. The primary evaluation criteria are considered to be essential to our long-term viability and are given equal weight in the evaluation. Finally, the executive & compensation committee reviews compensation packages of peer institutions, as well as compensation surveys provided by independent third parties, to ensure that the chief executive officer’s compensation is competitive and commensurate with his level of performance.

16.

Compensation of Other Executive Officers

Kurt R. Stevenson

During 2007, Kurt R. Stevenson served as the chief financial officer of Centrue Financial Corporation. The terms of his employment, including a base salary of $170,000, were established by the board of directors.

Mr. Stevenson received no long-term incentives in 2007, as explained in detail in the Summary Compensation Table of Executive Compensation.

Mr. Stevenson was eligible for participation in all company-sponsored benefits programs in 2007, including the company’s group health/dental/vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 410(k) and Profit Sharing Plan.

Mr. Stevenson did not receive any compensation associated with a car allowance, but did have country club dues paid with a value of $2,320

In February of 2008, Mr. Stevenson received a bonus for year 2007 performance in the amount of $51,000.

Donald M. Davis

During 2007, Donald M. Davis served as the market president of Centrue Financial Corporation. The terms of his employment, including a base salary of $325,000, were established by the board of directors. In determining Mr. Davis’ base salary, the production and profitability levels of the St. Louis market which is headed by Mr. Davis, in comparison to overall company production and profitability levels was considered. Based on the significantly more substantial contributions made by that market area, Mr. Davis’ compensation package includes a base salary higher than that of other similarly situated executives.

Mr. Davis received a grant of 50,000 stock options in 2007 in conjunction with his employment agreement, as explained in detail in the Summary Compensation Table of Executive Compensation. Again, based on the significantly more substantial contributions made by the St. Louis market area, Mr. Davis’ compensation package included an option grant higher than that of other similarly situated executives. An additional grant of 5,000 shares was issued to Mr. Davis in February 2008.

Mr. Davis was eligible for participation in all company-sponsored benefits programs in 2007, including the company’s group health/dental/vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 410(k) and Profit Sharing Plan.

Mr. Davis did not receive any compensation associated with a car allowance but did have country club dues paid with a value of $6,300.

In February of 2008, Mr. Davis received a bonus for year 2007 performance in the amount of $75,000. Per the terms of Mr. Davis’ employment agreement, his 2007 bonus potential was based on the greater of 25% of his 2007 salary or 10% of the net income levels of his market. His bonus for 2008 and annually thereafter will be based on the profitability of the St. Louis market. The bonus for Mr. Davis is calculated after adjusting for all direct costs related to operating the St. Louis market, including funding a loan loss reserve for the St. Louis loan portfolio.

Steven E. Flahaven

During 2007, Steven E. Flahaven served as the executive vice president/head of commercial banking of Centrue Financial Corporation. The terms of his employment, including a base salary of $160,000, were established by the board of directors.

Mr. Flahaven received a grant of 5,000 stock options in 2007 in conjunction with his employment agreement, as explained in detail in the Summary Compensation Table of Executive Compensation. An additional grant of 10,000 shares was issued in February 2008 in conjunction with Mr. Flahaven’s contract renewal.

17.

Mr. Flahaven was eligible for participation in all company-sponsored benefits programs in 2007, including the company’s group health/dental/vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 401(k) and Profit Sharing Plan.

Mr. Flahaven did not receive any compensation associated with a car allowance or country club dues.

In February of 2008, Mr. Flahaven received a bonus for year 2007 performance in the amount of $34,000.

Everett J. Solon

During 2007, Everett J. Solon served as the market president of Centrue Financial Corporation. The terms of his employment, including a base salary of $152,000, were established by the board of directors.

Mr. Solon received a grant of 5,000 stock options in 2007 in conjunction with his employment agreement, as explained in detail in the Summary Compensation Table of Executive Compensation. An additional grant of 5,000 shares was issued in February 2008 in conjunction with Mr. Solon’s contract renewal.

Mr. Solon was eligible for participation in all company-sponsored benefits programs in 2007, including the company’s group health/dental/vision coverage, group-term life insurance coverage, and company-sponsored retirement programs including the Centrue Financial Corporation 410(k) and Profit Sharing Plan.

Mr. Solon did not receive any compensation associated with a car allowance but did have country club dues paid with a value of $1,325.

In February of 2008, Mr. Solon received a bonus for year 2007 performance in the amount of $30,400.

J. David Conterio

On April 30, 2007, the company paid out to Mr. Conterio one-year of salary under his change of control provision, as is outlined in the Summary Compensation Table. In addition, Mr. Conterio is entitled to participate in the company’s group health and life programs through April 30, 2008.

Grants of Plan-Based Awards

Name	Grant Date (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Donald M. Davis(1)	10/30/2007	50,000	$19.88	$994,000
Steven E. Flahaven(2)	01/31/2007	5,000	$19.03	$95,150
Everett J. Solon(3)	01/31/2007	5,000	$19.03	$95,150

(1)	Mr. Davis was granted 50,000 options in association with his employment contract. The exercise price for Mr. Davis’ options reflects the end of day close price as of the grant date.

(2)	Mr. Flahaven was granted 5,000 options in association with his employment contract. The exercise price for Mr. Flahaven’s options reflects the end of day close price as of the grant date.

(3)	Mr. Solon was granted 5,000 options in association with his employment contract. The exercise price for Mr. Solon’s options reflects the end of day close price as of the grant date.

(4)	All options granted in 2007 were qualified options subject to a five-year graded vesting schedule in which options vest 20% per year.

18.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un- exercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Thomas A. Daiber	24,000	—	—	$21.8800	10/09/2013	—	—	—	—
	18,000	—	—	22.9200	10/19/2014
	14,400	—	—	22.5000	12/29/2012
	2,500	10,000	—	19.5800	07/07/2013
Kurt R. Stevenson	500	—	—	18.5000	02/16/2008	—	—	—	—
	500	—	—	15.0000	02/11/2009
	100	—	—	16.0625	11/18/2009
	2,935	—	—	11.7500	02/15/2011
	2,935	—	—	14.2500	02/20/2012
	2,392	—	—	15.0900	12/19/2012
	5,000	—	—	20.3000	06/16/2015
	1,500	6,000	—	19.6000	07/07/2013
Donald M. Davis	10,000	40,000	—	19.8800	10/05/2014	4,000	$90,000	—	—
Steven E. Flahaven	—	5,000	—	19.0300	01/31/2014	—	—	—	—
Everett J. Solon	3,000	—	—	18.5000	02/16/2008
	3,500	—	—	15.0000	02/11/2009
	100	—	—	16.0625	11/18/2009
	3,196	—	—	11.7500	02/15/2011
	4,076	—	—	14.2500	02/20/2012
	2,935	—	—	15.0900	12/19/2012
	5,000	—	—	20.3000	06/16/2015
	—	5,000	—	19.0300	01/31/2014

(1)

All outstanding options for executives will continue to vest at 20% per year. With the exception of Mr. Davis, who was immediately vested in 20% of his options at the time of grant, all other executives follow a five-year vesting schedule. Mr. Davis will continue to vest 20% per year over a four-year vesting period.

19.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Kurt R. Stevenson	300	$1,881	—	—
Donald M. Davis	—	—	1,000	$21,160
Everett J. Solon	1,000	$6,050	—	—

Other Potential Post-Employment Payments

Thomas A. Daiber and Kurt R. Stevenson

The agreements for Mr. Daiber and Mr. Stevenson provide that in the event of a termination of the executive’s employment without cause or by the executive due to constructive discharge prior to the end of the term of the agreement, the executive will be entitled to certain severance benefits including payments of the executive’s annual compensation for the greater of twenty-four months or the remaining period left in the employment agreement’s term. Annual compensation is the executive’s base salary plus the performance bonus for the most recent performance period. The executive would also be entitled to receive reimbursement for premiums the executive pays for the continuation of medical benefits for the executive and the executive’s dependents.

During the twelve months following a change of control, the executive will be entitled to receive a lump sum payment equal to three times the executive’s annual compensation, which is the sum of the executive’s base salary and the performance bonus for the most recent performance period, plus reimbursement for premiums the executive pays for the continuation of medical benefits for the executive and the executive’s dependents.

At December 31, 2007, if the company would have paid out Mr. Daiber under his constructive discharge or termination without cause provision, he would have been entitled to $610,000 (reflects two years) in base salary, $305,000 (reflects two years; estimates based off of earned bonus in 2007) in bonus and approximately $27,940 in COBRA continuation premiums (reflects two years; estimates based off of current premium levels) for Mr. Daiber’s family for health, dental and vision benefits for a period of 24 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable.

At December 31, 2007, if the company would have paid out Mr. Daiber under his change of control provision, he would have been entitled to $915,000 (reflects three years) in base salary, $457,500 (reflects three years; estimates based off of earned bonus in 2007) in bonus and approximately $41,910 in COBRA continuation premiums (reflects three years; estimates based off of current premium levels) for Mr. Daiber’s family for health, dental and vision benefits for a period of 36 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable.

At December 31, 2007, if the company would have paid out Mr. Stevenson under his constructive discharge or termination without cause provision, he would have been entitled to $340,000 (reflects two years) in base salary, $101,000 (reflects two years; estimates based off of earned bonus in 2007) in bonus and approximately $27,940 in COBRA continuation premiums (reflects two years; estimates based off of current premium levels) for Mr. Stevenson’s family for health, dental and vision benefits for a period of 24 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable.

20.

At December 31, 2007, if the company would have paid out Mr. Stevenson under his change of control provision, he would have been entitled to $510,000 (reflects three years) in base salary, $153,000 (reflects three years; estimates based off of earned bonus in 2007) in bonus and approximately $41,910 in COBRA continuation premiums (reflects three years; estimates based off of current premium levels) for Mr. Stevenson’s family for health, dental and vision benefits for a period of 24 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable.

Donald M. Davis

The agreement for Mr. Davis provides that in the event of a termination of the executive’s employment without cause or by the executive due to change of control prior to the end of the term of the agreement, the executive will be entitled to certain severance benefits including payments of the executive’s annual compensation for twenty-four months. Annual compensation is the executive’s base salary and annual performance bonus (which shall be based on the performance of the Bank’s St. Louis, Missouri branch(es) for the twelve (12) whole calendar months prior to the date of termination and capped at 5% of the pre-tax profit of the Bank’s St. Louis, Missouri branch(es). The executive would also be entitled to receive reimbursement for premiums the executive pays for the continuation of medical benefits for the executive and the executive’s dependents.

If the executive voluntarily terminates his employment due to constructive discharge, the executive will be entitled to receive a sum equal to two times the executive’s base salary and the percentage of the annual performance bonus earned from the end of the calendar year preceding until the last date of the executive’s employment (based on 5% of the pretax profit of the Bank’s St. Louis, Missouri branch(es)). The executive would also be entitled to receive reimbursement for premiums the executive pays for the continuation of medical benefits for the executive and the executive’s dependents.

At December 31, 2007, if the company would have paid out Mr. Davis due to termination of the executive’s employment without cause or by the executive due to change of control he would have been entitled to $650,000 (reflects two years) in base salary, $150,000 (reflects two years; estimates based off of earned bonus in 2007) in bonus and approximately $27,940 in COBRA continuation premiums (reflects two years; estimates based off of current premium levels) for Mr. Davis’ family for health, dental and vision benefits for a period of 24 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable.

At December 31, 2007, if the company would have paid out Mr. Davis due to constructive discharge, he would have been entitled to $650,000 (reflects two years) in base salary, $75,000 (reflects 100% of the annual performance bonus earned from the end of the calendar year preceding until the last date of the executive’s employment (based on 5% of the pretax profit of the Bank’s St. Louis, Missouri branch(es)).) in bonus and approximately $27,940 in COBRA continuation premiums (reflects two years; estimates based off of current premium levels) for Mr. Davis’ family for health, dental and vision benefits for a period of 24 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable.

Steven E. Flahaven

During the twelve months following a change of control, if Mr. Flahaven voluntarily terminates his employment due to constructive discharge or if the company terminates his employment for any reason other than cause, Mr. Flahaven will be entitled to receive a lump sum payment equal to one times his annual compensation, which is the sum of his base salary and the performance bonus for the most recent performance period, plus reimbursement for premiums he pays for the continuation of medical benefits for him and his dependents.

At December 31, 2007, if the company would have paid out Mr. Flahaven under his constructive discharge, termination without cause or change of control provision, he would have been entitled to $160,000 in base salary, $34,000 in bonus (estimated based off of earned bonus in 2007) in bonus and approximately $11,974 in COBRA continuation premiums (estimated based off of current premium levels) for Mr. Flahaven and his spouse for health, dental and vision benefits for a period of 12 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable.

21.

Everett J. Solon

During the twelve months following a change of control, if Mr. Solon voluntarily terminates his employment due to constructive discharge or if the company terminates his employment for any reason other than cause, Mr. Solon will be entitled to receive a lump sum payment equal to two times his annual compensation, which is the sum of his base salary and the performance bonus for the most recent performance period, plus reimbursement for premiums he pays for the continuation of medical benefits for him and his dependents.

At December 31, 2007, if the company would have paid out Mr. Solon under his constructive discharge, termination without cause or change of control provision, he would have been entitled to $304,000 in base salary (reflects two years), $78,500 (reflects two years; estimates based off of earned bonus in 2007) in bonus and approximately $27,940 in COBRA continuation premiums (reflects two years; estimates based off of current premium levels) for Mr. Solon’s family for health, dental and life benefits for a period of 24 months plus normal accruals paid upon termination of employment. In addition, all outstanding stock options and awards would have become fully and immediately exercisable.

J. David Conterio

On May 23, 2005, the company entered into a Change of Control Agreement with J. David Conterio. The agreement provided that if, within two years after a change in control occurs, Mr. Conterio’s employment was terminated without “good cause,” then he shall have received a cash payment equal to one times his salary. For a period of one year, Mr. Conterio would be allowed to participate in any benefit plans of the company or bank which provide health (including medical and dental), life or disability insurance, or similar coverage to the extent permitted by law and the applicable benefit plan. Payments under the employment agreement would be reduced to the extent necessary to prevent any portion of the payments from being treated as a nondeductible excess parachute payment under the federal tax laws.

On April 30, 2007, the company paid out to Mr. Conterio one-year of salary under his change of control provision, as is outlined in the Summary Compensation Table. In addition, Mr. Conterio is entitled to participate in the company’s group health and life programs through April 30, 2008.

TRANSACTIONS WITH MANAGEMENT

The company’s audit committee charter requires the review of all related party transactions, other than Regulation O transactions, to the extent required by the rules of the Securities and Exchange Commission and NASDAQ (or by the rules and regulations of any other exchange or national market on which the company’s common stock is quoted or listed for trading).

Several of our directors and executive officers (including their affiliates, families and companies in which they are principal owners, officers or directors) were loan customers of, and had other transactions with, us and our subsidiaries in the ordinary course of business. These loans and lines of credit were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. During 2007, the law firm of Myers, Berry, O’Conor & Kuzma, Ltd. received $89,371 in fees attributable to company related matters in which the law firm provided legal services. Richard J. Berry, a director of Centrue Financial Corporation and Centrue Bank, is a principal of that firm.

22.

ACCOUNTANT FEES

Audit Fees

Audit fees and expenses billed to the company by Crowe Chizek and Company LLC for the audit of the company’s financial statements, including the audit of internal control over financial reporting, for 2007 and 2006 were $291,785 and $185,500. The audit services also include the review of financial statements included in our quarterly reports on Form 10-Q and other services normally performed by independent registered public accounting firms in connection with statutory and regulatory filings and fees related to the 2006 merger.

Audit Related Fees

Audit related fees and expenses billed to the company by Crowe Chizek and Company LLC for fiscal years 2007 and 2006 were $0 and $134,630 for services related to the performance of the audit or review of the company’s financial statements and fees related to the 2006 merger that were not included under the heading “Audit Fees.”

Tax Fees

Tax fees and expenses billed to the company for fiscal years 2007 and 2006 were $47,285 and $19,000 for services related to tax compliance, tax advice and tax planning, consisting primarily of preparing the company’s federal and state income tax returns for the previous fiscal periods and inclusive of expenses.

All Other Fees

Fees and expenses billed to the company for fiscal years 2007 and 2006 were $72,150 and $65,900 for all other services, which primarily consisted of the audit of the benefit plans.

The audit committee, after consideration of the matter, does not believe that the rendering of these services by Crowe Chizek to be incompatible with maintaining its independence as our principal accountant. In accordance with Section 10A(i) of the Exchange Act, before Crowe Chizek and Company LLC is engaged by us to render audit or non-audit services, the engagement is approved by our audit committee. None of the audit-related, tax and other services described in the table above were required to be approved by the audit committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The audit committee is responsible for reviewing and pre-approving any non-audit services to be performed by the company’s independent auditors. The audit committee has delegated its pre-approval authority to the chairman of the audit committee to act between meetings of the audit committee. Any pre-approval given by the chairman of the audit committee pursuant to this delegation is presented to the full audit committee at its next regularly scheduled meeting. The audit committee or chairman of the audit committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors.

AUDIT COMMITTEE REPORT

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by us shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

The audit committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of independent directors. The current charter is available on the company’s website at www.centrue.com.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Crowe Chizek and Company LLC, our independent registered public accounting firm, is responsible for performing an independent audit of the financial statements in accordance with standards of the Public Company Accounting Oversight Board and auditing management’s assessments of its internal controls. Centrue Financial Corporation outsources the internal audit function to a third party that reports directly to the audit committee and management. This third party is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls relating to the reliability and integrity of our financial information. The audit committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditors.

23.

The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2007 with our management and Crowe Chizek and Company LLC, our independent registered public accounting firm. The committee has also discussed with Crowe Chizek and Company LLC the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from Crowe Chizek and Company LLC required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and Crowe Chizek and Company LLC, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee

Mark L. Smith, Chair
Walter E. Breipohl
Randall E. Ganim
Scott C. Sullivan

Audit Committee Financial Expert

The board of directors has determined that two of the four audit committee members, Messrs. Ganim and Smith, are qualified for designation as “audit committee financial experts.” Both directors are independent under the listing standards of the Nasdaq Stock Market.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

For inclusion in our proxy statement and form of proxy relating to the 2009 annual meeting of stockholders, stockholder proposals in compliance with SEC Rule 14a-8 must be received by us on or before November 24, 2008. For proposals outside of SEC Rule 14a-8, in order to be presented at such meeting, notice of the proposal must be received by Centrue Financial Corporation on or before March 24, 2009, and must otherwise comply with our bylaws.

“HOUSEHOLDING” OF PROXY MATERIALS

The company intends to household proxy materials this year. Brokers to Centrue Financial Corporation stockholders will deliver a single proxy statement and Form 10-K annual report to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or the company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and Form 10-K annual report, please notify your broker, direct your written request to Centrue Financial Corporation, Investor Relations, 122 W. Madison Street, Ottawa, IL 61350 or contact Investor Relations at (815) 431-2720.

Stockholders who currently receive multiple copies of the proxy statement and Form 10-K annual report at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of Centrue Financial Corporation shares, they should submit a written request to Computershare Investor Services, the company’s transfer agent, at 2 North LaSalle Street, Chicago, IL 60602.

24.

OTHER MATTERS

We do not intend to present any other business at the meeting and know of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on those matters. A representative of our independent auditors, Crowe Chizek and Company LLC, is expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.

Your proxy is solicited by the board of directors, and we will pay the cost of solicitation. In addition to soliciting proxies by use of the mail, officers, directors and regular employees of Centrue Financial Corporation or our subsidiaries, acting on our behalf, may solicit proxies by telephone, telegraph or personal interview. We will, at our expense, upon the receipt of a request from brokers and other custodians, nominees and fiduciaries, forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

FAILURE TO INDICATE CHOICE

If any stockholder fails to indicate a choice with respect to any of the proposals on the proxy for the annual meeting, the shares of such stockholder shall be voted FOR the nominees listed.

By Order of the Board of Directors

Thomas A. Daiber President and Chief Executive Officer

Ottawa, Illinois
March 24, 2008

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

25.

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C123456789

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	4	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1.	Nominees:	For	Withhold	+

	01 - Richard J. Berry	☐	☐

	02 - Walter E. Breipohl	☐	☐

	03 - Randall E. Ganim	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.

/ /

▀	C 1234567890 1 U P X	J N T 0 1 7 1 6 1 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

  <STOCK#>          00V0SC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Centrue Financial Corporation

Notice of 2008 Annual Meeting of Stockholders

Hilton Chicago O’Hare Airport
O’Hare International Airport, Chicago, Illinois
Wednesday, April 23, 2008 at 9:00 a.m. local time

Michael A. Griffith and Scott C. Sullivan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Centrue Financial Corporation to be held on Wednesday, April 23, 2008 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Richard J. Berry, FOR Walter E. Breipohl and FOR Randall E. Ganim.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)